Joseph D. Spain

3008 Pleasant Colony Dr

Lewis Center, OH 43035

February 19, 2018

Dear Joe,

Amendment to Offer of Employment: Severance

As an Executive of the Company, you are eligible to receive severance pay in the event your employment is terminated for qualifying reasons.

●	Upon termination by the Company without cause or upon termination by you for “good reason” (i.e., material reduction of duties or base salary/bonus opportunity), and subject to certain notice and cure provisions, you would be eligible to receive any accrued but unpaid salary through the date of termination, plus continued payment of base salary and medical and dental benefits for 3 months.

●	If such a qualifying termination occurs within 90 days before or one year after a change in control of the Company, you would be eligible to receive accrued but unpaid salary through the date of termination plus continued payment of base salary and medical and dental benefits for 6 months.

This eligibility does not modify the “at-will” nature of your employment. The terms and conditions of the severance available to you will be set forth in your revised formal employment agreement and will require you to sign a full release in favor of the Company at the time of termination in order to be eligible.

Yours sincerely,

/s/ James F. DeSocio

James F. DeSocio
President & CEO
Intellinetics, Inc.

Signed	/s/ Joseph D. Spain	Date 2/19/18
Joseph D. Spain